Exhibit 99.2
MRV COMMUNICATIONS
February 15, 2006
4:30 p.m. EST

Coordinator	Good day, ladies and gentlemen, and welcome to the MRV Communications Fourth Quarter Results conference call. My name is Charlene and I’ll be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of this conference. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to Rakesh Mehta from the Investor Relations Department. Please proceed, sir.

R. Mehta	Thank you, operator, and good afternoon, everyone. Thank you for joining us today to discuss MRV’s Fourth Quarter and Full Year of 2005 Financial Results. I’m joined today by Noam Lotan, President and CEO; and Kevin Rubin, CFO of MRV Communications; as well as Near Margalit, CEO of LuminentOIC.

Earlier this afternoon, the company issued a press release reporting its fourth quarter and full year 2005 financial results. A financial presentation designed to guide participants through the call will also be available. The press release and presentation can be viewed at ir.mrv.com. For reference, we’ve arranged for a tape replay of this call, which can be accessed by phone. The replay will take effect approximately one hour after the call’s conclusion and will be available for 48 hours. The dial-in number for this replay is (617) 801-6888, access code 57370330. This call is also being Webcast live with a Web replay, which will be available. These may both be accessed from the Investor Relations section of MRV’s Web site at ir.mrv.com.

Before we begin, I’d like to make a brief statement regarding forward-looking remarks. Certain comments made in this presentation may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from the MRV Web site at ir.mrv.com or from our Investor Relations Department.

I would now like to turn the call over to Noam Lotan, MRV’s President and CEO. Go ahead, Noam.

N. Lotan	Thank you, Rakesh. Good afternoon and thanks for joining us today. Before we begin, I’d like to take a moment and welcome Harold Furchtogtt-Roth to the Board of Directors of MRV. Harold joined us on November 18th and we are very excited to have him on board. Harold is a

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true leader in telecom. In his work as chief economist of the U.S. House of Representatives Committee on Commerce, Harold was one of the principal staff members drafting the Telecommunications Act of 1996. He served for nearly four years as the commissioner of the FCC. His government service will help guide MRV’s expansion in North America and will facilitate relations with carriers worldwide. In fact, Harold has already met with one of our carrier customers in Japan and he’s planning to meet with another in England later this month.

I also want to welcome Kevin Rubin, our new Chief Financial Officer. Kevin has been our Vice President of Finance for the past four years and has had an accomplished career in public accounting prior to joining MRV.

We’re very pleased with the results of the fourth quarter and the year 2005, as well as our outlook. Consistent growth in domestic revenue throughout the year enabled MRV to post sequential top line growth in each of the past three quarters, not withstanding the cyclicality of our European business. Similarly, consolidated operating loss, net loss and loss per share decreased consistently throughout the year.

On a per share basis, we improved from a $0.06 loss in Q1 to a $0.04, $0.03 and $0.02 loss for Q2, Q3 and Q4 respectively. Q4 was exceptionally good. Revenue grew to $91 million, a 38% sequential increase and 11% year-over-year. Operating loss improved sequentially from negative $2.2 million to negative $0.5 million dollars. Net loss was reduced as well.

We are particularly proud of our optical component group, headed by Near Margalit, Luminent CEO, who is with us on the call. Luminent grew sequentially by nearly 15%, mainly on the continued strength of FTTP deployment in the Verizon FiOS project and others.

In the prior quarter, we outlined our FTTP strategy; namely, design the best product and achieve the highest volume and thereby the lowest long-term manufacturing cost. While it sounds simple enough, executing this strategy is complex and requires price coordination. Our customers are mostly U.S.-based. Customer service and product development reside in California and manufacturing operations are in Taiwan and China.

Our people have done a superb job of maintaining tight quality and delivery schedules while increasing throughput and controlling costs. Their efforts resulted in higher than expected gross margins and strong leadership in a market that is rapidly expanding. Going forward, we have great confidence in Luminent’s continued growth in Q1 and in 2006 as FTTP deployment has exceeded our earlier expectations.

Verizon has now started rolling out cable TV in several FiOS markets and we are witnessing a higher take rate than before. Based on a planned number of homes passed by Verizon and AT&T, by the end of 2008 and based on Verizon’s own assumptions on take rates, we believe the FTTP deployment with these two carriers is a $200 million opportunity for

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MRV. Equally exciting is Luminent’s involvement in other FTTP deployments and its growing presence in access and metro transceivers. We foresee a bright 2006 and Near will provide additional highlights in a moment.

While we are enthusiastic about Luminent, we also made substantial progress in our networking group. Revenue for the networking group was up sequentially 44% and 15% year-over-year. Most of the growth in the quarter was derived from low-margin third party system integration activity in Europe. However, our core MRV business, which generated gross margins higher than 50%, delivered the solid 10% sequential growth.

During Q4 and in the beginning of 2006, we have made significant hires in the Americas and in Europe. We expect this investment to start contributing to our results in the second half of the year. Kevin will now provide details on our financial results. Following Kevin, Near will provide an update on our optical component business. I will then provide additional color on our network equipment business, and then we’ll take your questions. At this time, I’d like to turn the call over to Kevin.

K. Rubin	Thank you, Noam. Before I begin the discussion of the fourth quarter and full year 2005 results, any reference made to our expectations for the first quarter of 2006 excludes the impact of stock option expense that is required to be included in our results under Statement of Financial Accounting Standards Number 123R, which we adopted effective January 1, 2006.

We currently expect to record stock-based compensation expense of approximately one million dollars in the first quarter of 2006. In the fourth quarter, we reported $91.2 million in revenue, an increase of $25.3 million or 38% compared to $65.9 million in the third quarter. Compared to the same period last year, revenue grew $9.3 million or 11%. For the year, revenues increased $12 million or 4% to $284 million this year compared to $272 million last year. Sequentially, we reported growth across all of our product lines. Of note, our results would have been even better except for the impact of foreign currency.

On a constancy currency basis, our revenue in the fourth quarter would have increased an additional $3.4 million sequentially or $2 million year-over-year. Revenues generated from internally developed and manufactured products and related services grew $6.3 million or 16% sequentially. Revenues generated from the sale of third party products were 50% of revenue this quarter compared to 40% in the third quarter and 45% in the same period last year.

In our seasonally strongest quarter, our networking business reported fourth quarter revenue of $77.8 million, reflecting year-over-year growth of $9.9 million or 15%. Demand was especially strong for switches and routers and other networking products, which included specialized networking products for defense and aerospace.

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Turning to our optical components business, we reported an increase in revenue of $1.8 million or 15% over the immediately preceding quarter to $14.3 million. This increase in revenue was primarily concentrated in North America through sales of our Triplexer Transceiver for the Verizon FTTP project.

From a geographical perspective, Europe was our strongest region sequentially, accounting for approximately 74% of revenue. As we have previously discussed, our European business is sensitive to seasonality, especially in the last quarter of the year. Accordingly, our expectations for the first quarter of 2006 revenue in this region was lower. We also had a strong performance in North America, which reported 13% sequential revenue growth. Our North American revenue growth was driven by increases in the sales of fiber optic components or fiber to the home, physical layer products and console management products.

Our gross margin this quarter was 29% compared to 30% in the third quarter and 34% in the same period last year. The decrease in gross margin is the result of a less favorable product mix. Although we increased the sales of our internally developed and manufactured products by more than $6 million sequentially, sales of lower-margin third party equipment increased as a percentage of total revenue. Our gross margins realized in our core networking business remain strong at over 50%.

Gross margins from our system integration and distribution business decreased to 22% from our historical average range of 25% to 27%, reflecting the increased sales of lower-margin third party equipment during the quarter. Partially offsetting the decrease in gross margin is the strong improvement in our gross margin generated by our optical components group due to lower production costs and greater operational efficiency.

Our operating costs and expenses decreased to 30% of revenues in the fourth quarter compared to 33% of revenues in the third quarter and 33% of revenues for the fourth quarter of last year. Our R&D expenses increased nearly one million dollars sequentially as we ramped spending on defense related business and have good visibility on the revenue stream from this investment.

In absolute dollars, SG&A increased $4.5 million sequentially but decreased $143,000 over the same period last year. Within SG&A, sales and marketing expense represented the largest increase both sequentially and year-over-year. First, sales and marketing expenses are highly sensitive to fluctuations in revenue. Second and as Noam discussed, we are growing our worldwide sales organization. This investment in our proven profitable networking business will continue to impact the first half of the year, but we expect to realize a positive return beginning in the latter half of 2006 through revenue growth.

For the first quarter of 2006, we expect our operating costs and expenses to be in the $25 million to $26 million range, which is in line with our

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historical cost structure, adjusted for our investment in our worldwide sales organization.

For the fourth quarter and full year 2005, our networking business reported operating income of nearly one million dollars and $2.3 million respectively. It is important to note that our corporate overhead expenses have historically been allocated to our networking business. Our optical components group reported a net loss of one million dollars for the fourth quarter, but was break-even when excluding depreciation expense of one million dollars. This quarter, we reported a loss of $0.02 per share, which is in line with guidance. We reported a net loss of $0.03 per share in the third quarter.

Turning to the balance sheet, at year-end our cash, cash equivalence, time deposits, short and long-term investments stood at $69.5 million. This represents a sequential decline in cash of $1.8 million. During the quarter, we spent approximately one million dollars on cap ex.

Accounts receivable increased to $92.5 million at year-end compared to $73.7 million in the third quarter. The increase in accounts receivable is the result of our reported revenue growth. Our days sales outstanding decreased to 92 days from 102 days reported in the third quarter. I would like to point out that our days sales outstanding is affected by the longer collection cycles typical in certain European markets in which we do business.

Inventories decreased to $42.2 million at year-end compared to $48.8 million in the third quarter. Consequently, our days in inventory decreased to 60-days this quarter compared to 96-days reported in the third quarter.

Looking forward, we currently anticipate the first quarter of 2006 revenues in the range of $71 million to $75 million, representing a year-over-year growth of 15% to 20%. The first quarter is a softer seasonal quarter for our European based revenue, but we expect to see a strong sequential increase in revenue from our optical components business to be in the range of $18 million to $20 million.

On the bottom line, we currently expect to report a net loss in the range of $0.02 to $0.03 per share on a non-GAAP basis, which excludes stock-base compensation expense, but including the impact of our investment in our sales force for the networking business. On a GAAP basis, we currently expect to report a net loss in the range of $0.03 to $0.04 per share. Last year, we reported a loss in the period of $0.06 per share. I would now like to turn the call over to Near Margalit, CEO of LuminentOIC, for additional discussion on our optical components business.

N. Magalit	Thank you, Kevin. Q4 results for LuminentOIC provided clear improvements in both the top and bottom line from the previous quarter. Revenue for the quarter increased to $14.3 million and for the first time in several years, we achieved EBITDA break-even.

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As mentioned earlier, this improvement also came with the significant improvement in gross margins, from zero to 20% on a quarterly basis. This improvement came from two primary sources:
The cost reduction of the Triplexer Transceiver started to catch up with the ASP reduction and the favorable revenue mix in the metro transceivers.

In our FTTP business, we maintained 100% market share of the Triplexer Transceiver for the Verizon FTTP project and closed the year with over 400,000 cumulative units shipped. We expect the number of units shipped in 2006 will likely be double what was shipped in 2005.

Tellabs is currently the primary source to Verizon with Motorola as a significant second supplier. We are the lead supplier to both Tellabs and Motorola along with Alcatel for BPON Triplexers, putting us in an enviable position as volumes ramp up. We expect to continue to be the dominant provider to these customers in 2006.

Depending on the ratio of Motorola and Tellabs into Verizon, we expect our competitor will achieve between 10% and 20% market share for the year. As long as we execute our commitments, we do not see anything that will disrupt our dominance in the BPON FTTP business through the complete transition to GPON sometime in 2007.

On the development front, we’ve been highly focused on winning the GPON sockets at all our major customers. As mentioned in the previous call, we are working on winning not only the home-owned G-Optics, but also the OLT central office optics for the GPON deployment. With the higher data rate of GPON, higher complexity DSB lasers and APD receivers are required. This trend plays well into our in-house foundry for such devices in Taiwan.

We also developed in-house technology for the GPON OLT transceiver that allows our customers to meet the maximum efficiency GPON by reducing the gap between bursts to the minimum allowed by the GPON standard. This effectively reduces the overhead per packet for bursting to only 12-bytes of overhead versus competition solutions requiring 128-bytes of overhead.

From the business perspective on GPON, we have a backlog for GPON transceivers from 14 major system providers developing GPON systems. We expect to be the primary source to a vast majority of these customers. Our current backlog for GPON transceivers is greater than 25,000 units, which we expect to deliver in the Q1 and Q2 time frame. Although there are no guarantees on winning design, we believe we have the best technology, the most credible operational record and the lowest cost structure for GPON transceivers. Therefore, we expect to do very well.

We also see GPON as a viable technology worldwide for fiber to the home. Verizon, AT&T and BellSouth released a joined RFP for this technology. Several other countries are interested in GPON technology and as these projects develop, we expect demand for GPON technology to be worldwide.

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The metro transceiver portion of this business is also doing very well. Demand for the DWM Transceiver we introduced last year has consistently beaten our expectations. We continue to ramp capacity to meet the immediate demand and expect that supply and demand will balance sometime in Q2.

Capacity for our DWM SFP is currently about $2 million per quarter and we are ramping to be able to support $4 million per quarter going forward. We see Sienna and Redback as the two fast growing customers for the metro product line.

Overall, we see a very positive outlook going forward. In Q1, we expect to grow revenues by over 25% sequentially to the range of $18 million to $20 million, which would allow Luminent IT to achieve GAAP break-even this quarter. We will continue to target a gross margin of 20% to 25% and an operating cost of 15% to 20% as a long-term stable model. Now I’d like to turn the call back over to Noam.

N. Lotan	Well thank you, Near. We are very excited about the optical component business. Near and his leadership team in the U.S. and in Taiwan are doing a great job. MRV service over networking technologies continue to resonate well with our customers. Our core network equipment business has seen multiple wins in three main areas: out-of-band networking, metro Ethernet, and optical transport.

Our out-of-band networking line continues to make a compelling story with carriers, federal and financial institutions due to its focus on resilience and security. Coupled with our media cross-connect, our value proposition gets even better as it allows customers to monitor, control and reconfigure the network independently of their main production network. A good example of a repeat customer for the out-of-band networking concept is America Online, who has more than 30,000 MRV out-of-band console server ports installed in their network.

Our optical transport and fiber optimization solutions enjoyed a very strong quarter with multiple wins around the world, from carrier networks in Indonesia, Australia, Germany, the United States, France, Russia, the Netherlands, Italy and Portugal to municipalities and universities in the U.S. and Europe.

Metro Ethernet solutions, based primarily on our OptiSwitch line for Ethernet access and aggregation, benefited from ongoing carrier adoptions mainly in European countries, including Sweden, France, Netherlands, Germany, Israel and to a less extent, the United States. Nevertheless, we are very pleased with emerging opportunities in North America as we have succeeded in winning the first deployment of the new OS9000 as a Midwest-based carrier. The OS9000 announced last June has been shipping in volume for five months and is installed with multiple carriers in Europe. It is the first networking product to combine Ethernet aggregation with WDM, cross-connect and MPLS functionality.

Last week, we announced the completion of VPLS (Virtual Private Line

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Services) and MPLS interoperability demonstration at the MPLS World Congress in Paris. Earlier in Q4, we announced the completion of MEF (Metro Ethernet Form) certification for compliance with carrier Ethernet services worldwide. These certification and interoperability efforts are designed to facilitate acceptance of our Metro Ethernet solution as the opportunities in North America begin to emerge.

Accordingly, we have stepped up to the plate and made good on our commitment to expand sales and support in selected geographies. Given the high-growth opportunities and high-margin in our homegrown service ... networking products, we have committed to adding sales people strictly for our core network equipment business.

During Q4 and in the beginning of 2006, we have made significant hires in the Americas and in Europe, filling about 20 new sales positions and assembling a winning team. In the process, we created a strong federal team and a carrier sales team, as well as enhanced the field support training and channel management personnel. While weighing on our op ex structure, these seasoned professionals will help take MRV to new levels of performance and capitalize on our growing opportunities for out-of-band networking, optical transport and Metro Ethernet. Changing the revenue mix in favor of MRV core products will help us reach consistent profitability by Q4 of this year.

With that, I want to thank you for joining us today. We will now take your questions.

Coordinator	Your first question comes from the line of Dave Kang. Please proceed, sir.

D. Kang	Thank you. Good afternoon. Nice quarter, gentlemen.

N. Lotan	Thank you, Dave.

D. Kang	A couple of number-related questions. First of all, I think Kevin said stock compensation should be about one million dollars this current quarter. Is that going to be kind of constant for the rest of the year, or how is that going to play out?

K. Rubin	We’ve seen our stock-based compensation within that reasonable band. At this point, we don’t see any reason for it to change significantly.

D. Kang	Okay, and then since you guys said you expect to turn profitable in the second half or more like four quarter, when it does happen, what kind of tax rate or — How much NOLs do you have first of all?

K. Rubin	I don’t know that we’ve historically discussed our various different tax rates or NOLs in particular jurisdictions, but it’s safe to assume that certainly in the U.S. that we do have NOLs to cover any of our taxable income. Then it just depends on jurisdictions internationally.

D. Kang	Let’s see. For Near some questions about optical component business. You mentioned Alcatel as your customer and I guess the food chain is they supply to AT&T. But their architecture, obviously, is quite different

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than Verizon. I think they’re doing IPTV. Aren’t they using Diplexers, which would be quite different than Triplexer?

N. Margalit	Yes, there are two aspects to the AT&T network. One that is based on Fiber to the Node and then there’s a Fiber to the Premise, which, you correctly stated, uses Diplexers. But we supply to Alcatel all the ... optics including Diplexers.

D. Kang	Oh, really? Then as far as our margins are concerned, are they kind of comparable to Verizon, or are they different than Verizon’s gross margin?

N. Margalit	We’re probably just looking at guiding just at a blended gross margin on everything at the 20% to 25% range.

D. Kang	Got it, and then on the GPON; I guess first of all, what is the timing for— I guess there have been RFPs out. When do you expect there could be an announcement for vendor selection?

N. Margalit	Probably in the next month or two, but we haven’t really gotten that precise date on when they’re going to do a cut.

D. Kang	Sure. So for the component guys, I mean should we expect same type of players, meaning you and MCore or could there be additional players jumping to the market?

N. Margalit	I think you should certainly assume that anybody who can build a product like that is trying to win business. I think it is a very competitive environment, but there’s still a lot of the fundamentals that made us successful in BPON are I believe are still there for GPON.

D. Kang	What about Asian guys? I mean could they be using their pricing power to kind of squeeze into the market?

N. Margalit	I think there are possibilities like that. Again, there are two elements that make that probably somewhat unlikely. One aspect is that the GPON requires essentially much more expensive core optical chip technology that you really need in-house to be competitive. The second element is the Asian suppliers still have not mastered the video circuit technology.

D. Kang	Right. As far as your cost curve is concerned, I’m hearing that I guess for GPON the carriers will really lean on their vendors as far as pricing is concerned. So will your cost curve stay ahead of the pricing curve when that happens?

N. Margalit	It’s too early to say. I mean I agree with you that there’s going to be tremendous pressure to get the GPON pricing as close as possible to the BPON and we’ll try to be as helpful as we can to support that. But it’s too early to say now exactly where the cost points and price points are going to be for GPON.

D. Kang	Then just several clarifications. Did you say GPON will be more of 2007 or 2008?

N. Margalit	I believe, and there’s a lot of debate on this, but I think there is going to be a reasonable transition to GPON in mid-2007.

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D. Kang	Mid-2007. Okay. Then I thought you said GAAP break-even by when?

N. Margalit	This current quarter.

D. Kang	This current quarter.

N. Margalit	Yes.

D. Kang	On a GAAP basis.

N. Margalit	Yes.

D. Kang	Okay, and right now, you’re shipping $2 million per quarter and you expect to go to $4 million per quarter by when?

N. Margalit	I’m sorry. That’s for the DWM ... and those are capacity values. So you can assume that we’re capacity constrained this quarter, we’re going to be in the range of the $1.5 million to $2 million and we’ll see from next quarter where our planned $4 million capacity is slightly ahead of orders.

D. Kang	Got it. All right.

K. Rubin	Dave, I just have a clarification. When we talk about profitability for this current quarter, it is excluding stock expense.

D. Kang	Right. Understood. Thank you.

Coordinator	Your next question comes from the line of Greg Waters. Please proceed, sir.

G. Waters	Good afternoon. I have a question regarding — I think Near can probably answer this one best regarding capacity. For transceiver capacity, are you still looking at somewhere around 1.8 million as maximum capacity?

N. Margalit	Basically, we shipped 800,000 units for all of 2005 for all products. Our current capacity today is in the range of 1.2 million to 1.3 million and we’re taking it through the year to get to the 1.8 million range.

G. Waters	Okay, and how do you plan on increasing that capacity? Is it in-house capacity, or where are you going to increase it?

N. Margalit	It’s somewhat of a mix. We use some contract manufacturers for certain portions of the product line, which that will be a portion. We will continue to do that and obviously for our core optical chips, we need to increase the capacity internally.

G. Waters	Okay, and as you use outside manufacturers, how is that affecting the gross margins if you have to increase that dramatically?

N. Margalit	No effect.

G. Waters	Negligible.

N. Margalit	Yes. Our contract manufacturers on the net end up having very similar cost— What we pay to the contract manufacturers since they’re in china are effectively very close to our internal costs in Taiwan.

G. Waters	Wonderful. The next question; in looking at a presentation that was put out back in December — and Noam, you might be the person to answer this

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one — I’m seeing for a carrier class enterprise solution an OSM6508 that is listed. That looks awfully like what would come from a Charlotte’s Web product. Can you give me any color on that?

N. Lotan	Yes, it’s unrelated to “Charlotte’s Web”.

G. Waters	Completely unrelated. Okay. Great. All right. Wonderful. Good quarter.

N. Lotan	Thank you.

Coordinator	You have a follow-up question from the line of Mr. Dave Kang. Please proceed, sir.

D. Kang	Yes, just a couple of questions regarding your op ex. Great job in op ex management. How much more leverage can we have there? The second question is regarding your third party business. I was a little bit surprise. It came up to 50%. I thought your focus was on your own product and kind of ramped down third party business. How do you see that trend development in 2006?

K. Rubin	Dave, let me address your second question first and I’m going to ask you to elaborate on your first question. In terms of our third party equipment sales, a large portion of that increase came out of an Italian operation for which we are a partial owner - 60% to be exact. The operation has a significant leave, different structure than the rest of our system integration business. They did have a very strong quarter in their local market and it was disproportionately third party equipment.

D. Kang	Okay.

K. Rubin	Now in terms of your question on op ex, if you could elaborate.

D. Kang	I guess my question would be what is your long-term model on your op ex?

K. Rubin	Well I think as I mentioned when we look at Q1, we do expect it to come back to more historical rates of a $25 million to $26 million range and that takes into consideration the increases we’re expecting in our sales organization growth.

D. Kang	Sure. All right. Thank you very much.

Coordinator	Your next question comes from the line from Greg Waters. Please proceed, sir.

G. Waters	A couple of follow-up questions. Looking at your U.S. business as you plotted revenue by geographical region, you’re showing an 18% increase. How much of that is attributable to networking equipment and how much to Luminent?

N. Margalit	We haven’t directly disclosed that particular metric, but I think we did disclose the increase in Luminent’s business, which is largely attributed to North American growth.

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G. Waters	So you can’t give me a growth amount on the networking equipment side? I’ll back it out.

N. Margalit	No, but you can take a look at the math.

G. Waters	Yes. Then CES, which you had mentioned defense business increasing. How much did that increase? I haven’t heard you actually mention a whole lot of defense business in the past. What was the increase there?

N. Margalit	Again, we don’t disclose operating performance by legal entity. So I’m not going to discuss CES specifically, but certainly they do play a part in our defense business.

G. Waters	How much did the defense business increase? I don’t believe that was in here either.

N. Margalit	No. We just talked about increasing R&D to support that business. It’s about a million dollars sequentially.

G. Waters	Okay, and you said also I think that you see pretty good visibility there.

N. Margalit	We do.

G. Waters	Okay. All right. Thanks a lot.

N. Lotan	Thank you, Greg.

Coordinator	Your next question comes from the line of Mr. Chuck Curtis. Please proceed, sir.

T. Climis	Hello. This is actually Tim Climis from ... Capital. Great quarter, guys. I wanted to ask a question about the guidance you gave with respect to Luminent in the first quarter. I think you said — was the number $18 to $20 million...?

N. Margalit	Yes.

T. Climis	It was. Okay. Then the gross profit that you posted out of Luminent in the fourth quarter was about 20% versus zero in Q3.

N. Margalit	Correct.

T. Climis	I think if I recollect on the last conference call, you sort of gave a timeline to get to the 20% kind of range by the end of the year. Given, I would suspect, the strong revenue guidance in Q1, this speaks a lot about sort of the transceiver volumes picking up dramatically versus probably where you were before.

N. Margalit	Yes, not just in volumes, but the mix was very favorable to higher margins.

T. Climis	And that’s coming out of both Sienna and Redback on that side plus the FTTP stuff as well?

N. Margalit	Right. Basically, I’d say the transceiver business did grow both sequentially but also at the same time that it grew sequentially, it replaced a lot of lower margin, lower end products with higher end, higher margin products, which contributed. Then obviously, we had improvement in our

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cost structures for the FTTP business, which also contributed to net improvement that was a little bit faster than what we had anticipated.

T. Climis	All right. Great. Then you spoke a few minutes ago about kind of the transition to GPON as these RFPs come out. Can you just give me some commentary with respect to how you see BPON roll out during the interim?

N. Margalit	I think it’s going to be very strong in the interim.

T. Climis	Very strong. Okay. So you made a comment that you expect to maintain at a minimum probably 80% share given our design in activity with all the big players.

N. Margalit	Yes, we said 80% to 90% — yes.

T. Climis	I mean my sense from talking with other people is that you feel stronger about your GPON position vis-à-vis the same competition.

N. Margalit	We feel strong on it, but like it’s not the same kind of rock solid position we are in BPON. Obviously, we don’t see really anything displacing us in BPON and GPON. We do feel also very strongly on and we are, but obviously there are a lot more variables going on in GPON; specifically who is going to be - from the system providers, who’s going to make the cut and which type of transceiver providers they’re going to be looking at.

T. Climis	Now just two other questions: If I run through my model, kind of $18 million of revenues in Luminent the first quarter. On an ONT basis, I mean you’re talking about numbers that could be 180,000 to kind of 200,000 units in the quarter. I mean is more of that coming from the other business as well?

N. Margalit	There’s a lot coming from the other business, but your ballpark numbers are correct on the unit volume.

T. Climis	Versus the total number shipped of about 800,000 last year in total.

N. Margalit	No. Total last year was, in aggregate— From 2004 and 2005 was 400,000 and 2005 was about 300 and something thousand.

T. Climis	All right. And just one final question and then I’ll get back in the queue. On the networking business, I can understand that the third party business was well above expectations with a lower margin, but you’ll take that business. I guess what I’m more interested in is the fact that it looks like, sequentially, you grew your own business by about $6 million of revenues. I’m wondering if you can just give me a sense of how much sort of preloading of expenses in terms of the sales force addition that may have cost you as you look for a ramp in your own margins in the back half of 2006 and if you have in the past or are willing to give any guidance as to the kind of internal margins you’ll get on that business.

N. Margalit	The margins that we are able to realize in what we consider our core networking business is above 50%. So they are very strong margins. The sales force expansion is expected to cost us on a quarterly basis about a million dollars and we did see some of that, a portion of that I should say

Exhibit 99.2 - 13

in Q4 with more to come into Q1. We do expect obviously as we expand the revenue base without expanding our overhead ignoring the direct expense related to the sales organization that our margins will also improve.

T. Climis	Great. All right. Great quarter. Thank you.

N. Margalit	Thank you.

Coordinator	There are no more questions in queue. I would now like to turn the call— Just one second.

N. Lotan	Any more questions?

Coordinator	We have a question coming from the line of Chuck Curtis. Please proceed.

C. Curtis	Hello, guys. Can you just give us an update on kind of the timing of when you expect some sort of product announcement coming out the Charlotte’s Web?

N. Lotan	It’s in forces and I don’t want to preannounce anything. I don’t want to announce any timing, but we are certainly very, very pleased with what’s happening currently at Charlotte. So you can expect something from us, but I wouldn’t want to specify the timing at this point.

C. Curtis	Okay, but it’s sometime this year do you think?

N. Lotan	I would assume so.

C. Curtis	Okay. All right. Good. All right. Thank you. I appreciate it.

Coordinator	There are no more questions in queue. I would now like to turn the conference back over to management. Please proceed.

N. Lotan	Thank you, operator. Thank you, everyone for being on the call today. As you can tell, we’re excited about our continued success and, currently, we don’t see any indication of slow down at Verizon and other emerging deployments in our residential broadband business and also in our business broadband access.

Last quarter, we discussed our plans and now we’re basically engaging in their execution. We expect continued success. We’re positive about our returns to sustained profitability in Q4 of this year. We want to thank you for being on the call and we hope to see you on our next call as well. Thank you very much.

Coordinator	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

Exhibit 99.2 - 14

4th Quarter 2005 Financial Results Teleconference February 15, 2006 20415 Nordhoff Street Chatsworth, CA 91311 818-886-6782 www.mrv.com

Exhibit 99.2 - 15

Q4 2005 Financial Review

AGENDA

Introduction	**Rakesh Mehta** Investor Relations
Overview & Highlights	**Noam Lotan** President and CEO
Financial Review	**Kevin Rubin** CFO
Executive Review	**Near Margalit** CEO, LuminentOIC
Q & A Session	

Slide No. 2

Slide No. 2 Introduction Rakesh Mehta Investor Relations Noam Lotan President and CEO Overview & Highlights Kevin Rubin CFO Financial Review Near Margalit CEO, LuminentOIC Executive Review AGENDA Q & A Session Q4 2005 Financial Review

Exhibit 99.2 - 16

Forward-Looking Statement Disclosure Q4 2005 Financial Review This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding MRV's expectations for future operating results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors including, but not limited to: MRV's effectiveness in controlling expenses, fluctuation in demand for its products and services; a highly competitive business environment for network equipment and optical components; the possibility that MRV might experience delays in the development of new technology and products; customer response to its new technology and product; and a dependency on third parties for certain components and for the manufacturing of its products. MRV undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect MRV's business and financial results is included in its Report on Form 10-K on file with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors." Any information contained herein should be read in conjunction with the February 15, 2006 Q4 2005 financial results press release with accompanying financial results.

Exhibit 99.2 - 17

4th Quarter 2005
Financial Results Teleconference

Opening Remarks and Executive Overview

Noam Lotan

President and Chief Executive Officer

Slide No. 4

MRV

4th Quarter 2005 Financial Results Teleconference Opening Remarks and Executive Overview Slide No. 4 Noam Lotan President and Chief Executive Officer

Exhibit 99.2 - 18

4th Quarter 2005
Financial Results Teleconference
Financial Review

Kevin Rubin
Chief Financial Officer

Slide No. 5

MRV

4th Quarter 2005 Financial Results Teleconference Financial Review Slide No. 5 Kevin Rubin Chief Financial Officer

Exhibit 99.2 - 19

Q4 2005 Financial Review

Quarterly Results of Operations Highlights

(in $000's)	Q4-2005	Q3-2005	Q4-2004	Quarter-Over-Quarter Q4 05 vs. Q3 05 $ Chg	% Chg	Year-Over-Year Q4 05 vs. Q4 04 $ Chg	% Chg
Revenue	91,169	65,875	81,872	25,294	38%	9,297	11%
Gross profit	26,837	19,718	27,757	7,119	36%	(920)	(3%)
Gross margin (%)	*29%*	*30%*	*34%*		*(2%)*		*(13%)*
R&D expenses	7,100	6,133	6,433	967	16%	667	10%
SG&A expenses	20,293	15,762	20,436	4,531	29%	(143)	(1%)
Total operating expenses	27,393	21,895	26,869	5,498	25%	524	2%
Operating income (loss)	(556)	(2,177)	888	1,621	(74%)	(1,444)	NM
Net income (loss)	(2,575)	(3,144)	918	569	(18%)	(3,493)	NM
Earnings per share:							
Basic	($0.02)	($0.03)	$0.01				
Diluted	($0.02)	($0.03)	$0.01				
Weighted average number of shares:							
Basic	104,464	104,437	103,973				
Diluted	104,464	104,437	107,582				

Slide No. 6
MRV

Quarterly Results of Operations Highlights Q4 2005 Financial Review Q4 2005 Financial Review Q4 2005 Financial Review

Exhibit 99.2 - 20

Q4 2005 Financial Review

Results of Operations by Group – Year-To-Date

	Networking Group				Optical Components Group			
	Twelve Months Ended				Twelve Months Ended			
(In $000's)	2005	2004	$ Chg	% Chg	2005	2004	$ Chg	% Chg
Revenue	236,782	227,192	9,590	4%	50,446	46,431	4,015	9%
Cost of goods sold	152,427	141,787	10,640	8%	44,849	39,958	4,891	12%
Gross profit	84,355	85,405	(1,050)	(1%)	5,597	6,473	(876)	(14%)
Gross margin	36%	38%			11%	14%		
Total operating expenses	82,055	80,659	1,396	2%	14,910	16,313	(1,403)	(9%)
Operating income (loss)	2,300	4,746	(2,446)	(52%)	(9,313)	(9,840)	527	(5%)

Slide No. 7

Results of Operations by Group - Year-To-Date Q4 2005 Financial Review Q4 2005 Financial Review Q4 2005 Financial Review

Exhibit 99.2 - 21

Q4 2005 Financial Review

Results of Operations – Networking Group

(In $000's)	Q4-2005	Q3-2005	Q2-2005	Q1-2005	Q4-2004	Q3-2004	Q2-2004	Q1-2004
Revenue	77,809	54,107	54,704	50,162	67,905	50,623	58,809	49,855
Cost of goods sold	53,866	34,396	34,046	30,119	42,261	31,905	36,411	31,210
Gross profit	23,943	19,711	20,658	20,043	25,644	18,718	22,398	18,645
Gross margin	*31%*	*36%*	*38%*	*40%*	*38%*	*37%*	*38%*	*37%*
Total operating expenses	23,050	17,649	20,711	20,645	21,611	18,497	20,319	20,232
Operating income (loss)	893	2,062	(53)	(602)	4,033	221	2,079	(1,587)

Slide No. 8

MRV

Results of Operations - Networking Group Q4 2005 Financial Review Q4 2005 Financial Review Q4 2005 Financial Review

Exhibit 99.2 - 22

Q4 2005 Financial Review

Results of Operations – Optical Group

(In $000's)	Q4-2005	Q3-2005	Q2-2005	Q1-2005	Q4-2004	Q3-2004	Q2-2004	Q1-2004
Revenue	14,305	12,474	10,613	13,054	14,598	12,695	8,829	10,309
Cost of goods sold	11,411	12,467	8,918	12,053	12,485	11,279	7,666	8,528
Gross profit	2,894	7	1,695	1,001	2,113	1,416	1,163	1,781
Gross margin	*20%*	*0%*	*16%*	*8%*	*14%*	*11%*	*13%*	*17%*
Total operating expenses	3,934	3,811	3,434	3,731	4,811	4,167	3,687	3,648
Operating income (loss)	(1,040)	(3,804)	(1,739)	(2,730)	(2,698)	(2,751)	(2,524)	(1,867)

Slide No. 9

MRV

Results of Operations - Optical Group Q4 2005 Financial Review Q4 2005 Financial Review Q4 2005 Financial Review

Exhibit 99.2 - 23

Q4 2005 Financial Review

Results of Operations – Development Group

(In $000's)	Q4-2005	Q3-2005	Q2-2005	Q1-2005	Q4-2004	Q3-2004	Q2-2004	Q1-2004
Revenue	-	-	-	-	-	-	-	-
Cost of goods sold	-	-	-	-	-	-	-	-
Gross profit	-	-	-	-	-	-	-	-
Gross margin								
Total operating expenses	409	435	442	435	447	564	474	609
Operating income (loss)	(409)	(435)	(442)	(435)	(447)	(564)	(474)	(609)

Slide No. 10

Results of Operations - Development Group Q4 2005 Financial Review Q4 2005 Financial Review Q4 2005 Financial Review

Exhibit 99.2 - 24

Q4 2005 Financial Review

Revenue Analysis by Geographical Region

				Quarter-Over-Quarter Q4 05 vs. Q3 05		Year-Over-Year Q4 05 vs. Q4 04	
(in $000's)	Q4-2005	Q3-2005	Q4-2004	$ Chg	% Chg	$ Chg	% Chg
Americas	21,312	18,910	18,016	2,402	13%	3,296	18%
Europe	67,390	43,827	59,452	23,563	54%	7,938	13%
Asia Pacific	2,403	3,031	3,245	(628)	(21%)	(842)	(26%)
Other regions	64	107	1,159	(43)	(40%)	(1,095)	(94%)
Total Revenue	91,169	65,875	81,872	25,294	38%	9,297	11%

Slide No. 11

MRV

Revenue Analysis by Geographical Region Q4 2005 Financial Review Q4 2005 Financial Review Q4 2005 Financial Review

Exhibit 99.2 - 25

Q4 2005 Financial Review

Revenue Analysis by Product Line

(in $000's)	Q4-2005	Q3-2005	Q4-2004	Quarter-Over-Quarter Q4 05 vs. Q3 05 $ Chg	% Chg	Year-Over-Year Q4 05 vs. Q4 04 $ Chg	% Chg
Fiber optic components [1]	14,214	12,111	15,331	2,103	17%	(1,117)	(7%)
Switches and routers	27,614	14,637	23,348	12,977	89%	4,266	18%
Console management products	4,843	4,441	4,067	402	9%	776	19%
Physical layer products	21,433	18,756	20,782	2,677	14%	651	3%
Services	9,929	7,230	8,339	2,699	37%	1,590	19%
Other	13,136	8,700	10,005	4,436	51%	3,131	31%
Total Revenue	91,169	65,875	81,872	25,294	38%	9,297	11%

(1) Please note that our Networking Group also sells certain fiber optic components such as pluggable optics, which are part of its system solutions

Slide No. 12

Revenue Analysis by Product Line Q4 2005 Financial Review Q4 2005 Financial Review Q4 2005 Financial Review

Exhibit 99.2 - 26

Q4 2005 Financial Review

Quarterly Results Highlights – Financial Position

(in $000's)	Q4-2005	Q3-2005	Quarter-Over-Quarter Q4 05 vs. Q3 05 $ Chg	% Chg
Assets				
Cash position[1]	**69,459**	71,301	(1,842)	(3%)
Cash to debt[2] ratio	**1.29**	1.47		(12%)
Accounts receivable, net	**92,466**	73,655	18,811	26%
Days receivables (days)	**92**	102	(10)	(10%)
Inventories	**42,216**	48,805	(6,589)	(14%)
Days inventory (days)	**60**	96	(36)	(38%)
Liabilities				
Accounts payable	**45,372**	43,411	1,961	5%
Short-term obligations[3]	**30,378**	25,136	5,242	21%
Long-term obligations	**23,284**	23,389	(105)	(0%)

(1) Includes cash and cash equivalents, short and long-term marketable securities and time deposits
(2) Includes short-term obligations, long-term debt including current portion and convertible notes
(3) Includes current portion of long-term debt and short-term obligations

Slide No. 13

Quarterly Results Highlights - Financial Position Q4 2005 Financial Review Q4 2005 Financial Review Q4 2005 Financial Review

Exhibit 99.2 - 27

4th Quarter 2005
Financial Results Teleconference
Executive Overview

LuminentOIC

Near Margalit
Chief Executive Officer, LuminentOIC

Slide No. 14

MRV

4th Quarter 2005 Financial Results Teleconference Executive Overview Slide No. 14 Near Margalit Chief Executive Officer, LuminentOIC

Exhibit 99.2 - 28

4th Quarter 2005 Financial Results Teleconference Q&A Session Slide No. 15

Exhibit 99.2 - 29